Black Range Minerals – Uranerz Energy	Red Desert Projects, Wyoming –Agreement

This Agreement is made on the 7th day of June 2006

Between:

Black Range Minerals Limited of Level 2, 675 Murray Street, West Perth WA 6005, Australia (“Black Range”)

And

Uranerz Energy Corporation of 1701 “E” Street, Casper, Wyoming 82605-0850, USA (“Uranerz”)

1.	Projects

The Projects that are the subject of this Agreement comprise two of Uranerz’s exploration projects located within the Red Desert area of southern Wyoming, USA, namely:

(i)	Eagle Project – comprising approximately 28 claims
(ii)	Cyclone Rim Project – comprising approximately 23 claims

Any properties or claims acquired within one (1) mile of the properties listed above, by either of the parties to this agreement shall also be integrated into the joint venture agreement.

2.	Exclusivity

On execution of this agreement Uranerz shall grant Black Range the exclusive right to earn the stated equity interests in the Projects. This exclusivity period shall remain in effect until completion of the due diligence period.

3.	Due Diligence

Uranerz shall provide Black Range copies of all exploration, financial and legal data pertaining to the Projects within 21 days of execution of this agreement. On receipt of these data Black Range shall have a further 21 days to complete due diligence on the Projects.

4.	Formation of a Joint Venture

Should Black Range complete due diligence to its satisfaction the two parties shall form a joint venture to conduct further exploration and to develop the Projects.

Black Range Minerals – Uranerz Energy	Red Desert Projects, Wyoming –Agreement

5.	Equity Interests in the Joint Venture

Stage 1

On inception of the joint venture Uranerz shall hold a 100% interest in the joint venture and Black Range shall hold a 0% interest in the joint venture. Under the terms of the joint venture Black Range shall have the right to earn a 50% equity interest in the joint venture by managing and meeting the first US$750,000 in exploration expenditure on the Projects, at no cost to Uranerz, including land holding costs such as BLM maintenance fees, lease costs, etc.

Black Range shall be obliged to spend at least US$100,000 per year on exploration on the projects. Furthermore Black Range shall be obliged to spend the first US$750,000 on exploration on the projects within three (3) years of inception of the joint venture. Otherwise Black Range shall forfeit all rights to earn any interest in the projects.

This first phase exploration program shall be of suitable detail to determine whether a resource of commercial quality can be reasonably expected to be present on the Projects. Both parties shall agree upon a suitable work program and budget prior to commencement of the program. As a minimum requirement Black Range shall agree to drill at least three exploration holes to depths greater than 800 feet on the Eagle property, to further evaluate known but deep high-grade mineralisation on this property.

Once Black Range has spent US$750,000 on the Projects Uranerz’s equity interest in the joint venture shall reduce to 50% and Black Range’s equity interest in the joint venture shall increase to 50%.

Black Range shall provide Uranerz with a copy of all new data pertaining to the Projects within 30 days of the date of acquisition of such.

Stage 2

On completion of the first phase of the exploration program Black Range and Uranerz shall have the right to fund a second program of expenditure on the Projects. Should both parties elect to contribute equally their equity interests in the joint venture shall remain unchanged.

On completion of the first phase of the exploration program, should Uranerz elect not to contribute to the costs of the second phase of expenditure on a pro-rata basis, then Black Range shall have the right to earn a further 1% interest in the joint venture for every US$25,000 spent on the Projects, to a maximum interest in the joint venture of 70% (by spending US$500,000).

On the completion of the first phase exploration programme, should Black Range elect not to contribute to the cost of a second phase of expenditure on a pro-rata basis, then Uranerz shall have the right to earn a further 1% interest in the joint venture for every US$25,000 spent on the Projects, to a maximum interest in the joint venture of 70% (by spending US$500,000).

Black Range Minerals – Uranerz Energy	Red Desert Projects, Wyoming –Agreement

Stage 3

On completion of the second phase of expenditure, Black Range and Uranerz shall have the right to contribute on a pro-rata basis to fund all further expenditure on the Projects. Should both parties elect to contribute, their respective equity interests in the joint venture shall remain unchanged.

On completion of the second phase of expenditure, should Uranerz elect not to contribute to all further expenditure on a pro-rata basis then Black Range will have the right to earn a further 1% interest in the joint venture for every US$25,000 spent on the Projects, to a maximum interest in the joint venture of 100% (by spending US$750,000). Uranerz would be awarded a 6% royalty on product fair market basis for their contribution up to that point.

On completion of the second phase of expenditure, should Black Range elect not to contribute to all further expenditure on a pro-rata basis then Uranerz will have the right to earn a further 1% interest in the joint venture for every US$25,000 spent on the Projects, to a maximum interest in the joint venture of 100% (by spending US$750,000). Black Range would be awarded a 6% royalty on product fair market basis for their contribution up to that point.

At all decision points budgets and work programs shall be agreed upon and approved by both parties to the joint venture. In the event that the two parties to the joint venture can not reach agreement over appropriate budgets and work programs, the party holding the majority interest in the joint venture at that time shall have the final decision.

6.	Responsibilities of Parties of the Agreement

The two parties of this Agreement shall understand and acknowledge that Black Range’s primary responsibility to the joint venture shall be to manage and conduct suitable, efficient and timely exploration on the Projects. Black Range shall make every endeavour to complete appropriate exploration programs that shall allow the joint venture to progress the Projects to production as soon as practicable.

In a like manner, the two parties of this Heads of Agreement shall understand and acknowledge that Uranerz’s primary responsibility to the joint venture shall be to manage and implement the design and commissioning of a suitable extraction and processing operation. Uranerz shall make every endeavour to achieve as efficient and economically viable operation as possible on the Projects, and once successfully commissioned, to make every endeavour to ensure that the extraction and processing facility continues to operate efficiently and optimally. During the commercialization phase, each joint venture Party shall contribute to expenditure on a pro-rata basis as per their equity interest in the Projects.

7.	First Right of Refusal

	(i)	For the duration of this agreement Uranerz shall preserve the right to directly assign its relevant interest in the Projects for an interest in a third parties’ Projects.

Black Range Minerals – Uranerz Energy	Red Desert Projects, Wyoming –Agreement

(ii)

In circumstances other than (i) above, should either party elect to sell some or all of their interest in the joint venture, the other party to the joint venture shall have the first right of refusal to purchase that interest within 45 days of notification of the terms of the sale.

8.	Fuller Agreement

Upon completion of due diligence on the Projects by Black Range the parties will enter into a fuller agreement setting out the full terms and conditions of the agreement based on the commercial terms contained herein and industry standard terms and conditions for all other issues.

9.	Warranties

Both parties to this agreement warrant that at all times they shall disclose any information to the other party that could jeopardize the standing of the Projects or of this agreement, in any manner whatsoever.

10.	Governing Law and Forum Selection

This Heads of Agreement shall be construed and enforced in accordance with the laws of the State of Wyoming.

SIGNED AS A DEED
For and behalf of Uranerz Energy Corporation
By its duly authorized representative
In the presence of:

“George Hartman”	“Glenn Catchpole”
Witness	Representative

George Hartman	Glenn Catchpole
Name (Please Print)	Name (Please Print)

SIGNED AS A DEED
For and behalf of Black Range Minerals Limited
By its duly Authorized Representative
In the presence of:

”Toni Jones”	”Michael Haynes”
Witness	Representative

Toni Jones	Michael Haynes
Name (Please Print)	Name (Please Print)